FOR IMMEDIATE RELEASE

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Media Relations:
Rick Swagler, (205) 801-0105
or
Investor Relations:
List Underwood, (205) 801-0265

Regions and AmSouth Complete Merger

BIRMINGHAM, Ala., Nov. 4, 2006 – Regions Financial Corp. (NYSE: RF) announced today that it has completed its merger with AmSouth Bancorporation (NYSE: ASO).

“This creates a top 10 U.S. bank holding company with leading positions in some of the fastest growing markets in the United States and an even broader range of products, services and locations for our 5 million customer households,” said Jackson W. Moore, chairman of Regions’ Board of Directors.

“With the combination of these two great companies we have redoubled our commitment to providing great service to our customers and forming strong relationships with our communities,” said Dowd Ritter, president and chief executive officer of Regions and the former chairman, president and chief executive officer of AmSouth.

Customers of the new Regions will have immediate, free access to Regions and AmSouth’s combined 2,800 ATMs for cash withdrawals. Merger integration teams formed earlier this year are continuing their work, and conversion of AmSouth branches and other operations will begin in mid-2007. Customers will be notified in advance if there are any changes to their banking relationships, however the company’s goal is to make the process as invisible and seamless as possible for customers.

AmSouth and Regions announced plans to merge in May 2006, and shareholders of each company approved the transaction in October.

About Regions

Regions Financial Corporation is a member of the S&P 100 Index and, with more than $140 billion in assets, one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates some 2,000 AmSouth and Regions banking offices and a 2,800-ATM network. Its investment and securities brokerage, trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.